EXHIBIT 23.3

CONSENT OF SCHLUMBERGER TECHNOLOGY CORPORATION

As independent petroleum engineers, Data & Consulting Services Division of Schlumberger Technology Corporation hereby consents to the incorporation by reference in the registration statement on Form S-8 (File No. 333-149190) and the registration statement (No. 333-153579) on Form S-3/A of BreitBurn Energy Partners L.P. of information from our Firm’s reserve report dated 29 January 2009 entitled Reserve and Economic Evaluation of Proved Reserves of Certain BreitBurn Management Company, LLC Illinois and Michigan Basin Oil and Gas Interests As of 31 December 2008 and all references to our firm included in or made a part of the BreitBurn Energy Partners L.P. Annual report on Form 10-K.

SCHLUMBERGER TECHNOLOGY CORPORATION

By: /s/ Charles M. Boyer II, P.G.

Charles M. Boyer II, P.G.
Operations Manager
Pittsburgh Consulting Services
Pittsburgh, Pennsylvania
February 26, 2009